PMFM, Inc.
                                 Code of Ethics



PMFM, Inc. recognizes its fiduciary responsibility to its clients. It is the duty and responsibility of the firm, its principals and employees to always place the interests of the firm's clients first, even above the interests of PMFM, Inc. and/or its personnel. All personal securities transactions are to be conducted consistently with this code of ethics, and in such a manner to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility. Any acceptance of gifts or gratuities by PMFM, Inc. personnel will done so as to avoid conflict of interest and potential jeopardy to the firm's fiduciary relationship with the client. No person associated with PMFM, Inc. should take inappropriate advantage of his or her position.

The firm's personnel do trade on their own behalf. PMFM, Inc. personnel may trade in their own accounts in mutual funds being recommended for purchase or sale on behalf of clients.

No PMFM, Inc. personnel may serve on the board of directors of a publicly traded company.

The filing personal securities transactions conducted by PMFM, Inc. personnel are outlined in the firm's Insider Trading Policy.


I have read, understand, and agree to follow the above.


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(Signature and Date)